Exhibit 99.1

Limoneira Company:

John Mills

Partner

ICR

646-277-1254

Cadiz Inc.:

Courtney Degener

213-271-1600

Limoneira Company and Cadiz Inc. Expand Agricultural Development Agreement

- Limoneira Acquires Additional 200 Acres of Lemon Trees –

Santa Paula, CA., February 5, 2015 – Limoneira Company (“Limoneira”) (NASDAQ: LMNR) and Cadiz Inc. (NASDAQ: CDZI) ("Cadiz") announced today that they have expanded their existing agricultural development agreement to include an additional 200 acres. Limoneira has acquired a total of 200 acres of lemon trees and associated irrigation lines from Cadiz and one of its leasing tenants for approximately $1.2 million. Limoneira has amended its lease with Cadiz, that commenced July 2013, to include the additional 200 acres.

Under the amended lease agreement, Limoneira now has the right to plant up to 1,480 acres of lemons over the next three years at the Cadiz Ranch operations in the Cadiz Valley. The arrangement provides a growing, packing, and marketing opportunity that is complementary to Limoneira's existing production and furthers Cadiz's commitment to the sustainable development of its Cadiz Valley property. The acquired lemon trees are expected to be productive beginning in fiscal year 2017.

Harold Edwards, President and Chief Executive Officer, stated, “We are excited to expand our agreement with Cadiz and increase our lemon tree acreage in California. This acquisition complements recent investments we have made in Chile and Arizona and is in-line with our long-term growth strategy to add productive agricultural properties to our portfolio and leverage our core competencies.”

“We are pleased that we have the opportunity to expand our relationship with Limoneira as part of our commitment to cultivating sustainable agriculture practices in the Cadiz Valley,” said Tim Shaheen, CEO of Cadiz Real Estate LLC, a wholly-owned subsidiary of Cadiz. “With its longstanding history in the California market, Limoneira has tremendous expertise in growing and marketing lemons and shares our commitment to best agricultural practices.”

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,500 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

About Cadiz Inc.

Founded in 1983, Cadiz Inc. is a land and water resource development company that owns 70 sq. miles of property and water rights in Southern California. The Company is engaged in a combination of organic farming and water supply and storage projects, including the Cadiz Valley Water Conservation, Recovery & Storage Project, a public-private partnership approved to provide a new, reliable water supply throughout Southern California. Cadiz abides by a "Green Compact" focused on sustainable practices to manage its land, water and agricultural resources and has committed to implement its projects without harm to the environment. For more information about Cadiz, visit www.cadizinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s and Cadiz’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

The Companies believe the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, the Companies caution you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in the Companies’ SEC filings, which are available on the SEC’s website at http://www.sec.gov. The Companies undertake no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.